EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259865), Form S-3 (No. 333-271394) and Form S-8 (No. 333-248109) of Splash Beverage Group, Inc. of our report dated March 29, 2024, relating to our audit of the consolidated financial statements of Splash Beverage Group, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2023. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

March 29, 2024